EXHIBIT 3.1
                             STATE OF SOUTH CAROLINA

                               SECRETARY OF STATE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       FOR
                         THE SOUTH FINANCIAL GROUP, INC.


         Pursuant to Section 33-10-107 of the 1976 South Carolina Code of Laws, as amended, the Corporation hereby submits the following information:


1.   The name of the Corporation is The South Financial Group, Inc.

2. The name of the Corporation has been changed. Its only former name was Carolina First Corporation.

3. The original articles of incorporation were filed on May 21, 1986, and have subsequently been amended by various articles of amendment.

4. The registered office of the Corporation is 102 S. Main Street, Greenville, South Carolina 29601, and the registered agent at such address is William
     P. Crawford, Jr.


5. The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is one hundred million (100,000,000).

     The Corporation is also authorized to issue ten million (10,000,000) shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by the Corporation's Board of Directors in its sole discretion. The Corporation's Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the shareholders of the Corporation: (a) the distinctive serial designation and the number of shares constituting such series; (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (c) the voting powers, full or limited, if any, of shares of such series; (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;
     (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (h) the price or other consideration for which the shares of such series shall be issued; and (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

6. The optional provisions which the Corporation elects to include in the articles of incorporation are as follows:

a) Holders of shares of common stock shall not have the right to cumulate their votes in the election of directors.

b) Holders of shares of common stock shall not have preemptive rights to subscribe for additional shares on a pro rata basis when such additional shares are offered for sale by the Corporation.

c) These Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding stock of the Corporation entitled to vote for approval if (a) this Corporation merges or consolidates with any other corporation, or if (b) this Corporation sells or exchanges all or a substantial part of its assets to or with any other corporation, or if (c) this Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of this Corporation (80% or more of the common stock of which is held by this Corporation) with or into any other corporation; provided, however, that the foregoing shall not apply to any plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or other securities which was approved (or adopted) and recommended without condition by the affirmative vote of not less than eighty percent (80%) of the directors, nor shall it apply to any such transaction solely between this Corporation and another corporation fifty percent (50%) or more of the voting stock of which is owned by this Corporation. The Board of Directors shall be permitted to condition its approval (or adoption) of any plan of merger or exchange of assets, or issuance or delivery of stock or securities upon the approval of holders of eighty percent (80%) of the outstanding stock of this Corporation entitled to vote on such plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or securities. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in these Articles of Incorporation, shall be such as may be required by applicable law. A "substantial part" of the Corporation's assets shall mean assets the book value of which constitutes more than twenty percent (20%) of the book value, or the fair market value of which constitutes more than twenty percent (20%) of the fair market value, of the total assets of the Corporation and its subsidiaries taken as a whole.

d) The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this Corporation, (b) merge or consolidate this Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this Corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of this Corporation and its subsidiaries, on the communities and geographical areas in which this Corporation and its subsidiaries operate or are located and on any of the businesses and properties of this Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of this Corporation (including the unrealized value of its properties and assets) as an independent going concern.

e) Any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of the Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

f) The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to remove any Director or the entire Board of Directors without cause.

g) The Articles of Incorporation provide for staggered terms of the members of the Board of Directors, in the following manner: When the Board of Directors shall consist of nine (9) or more members, in lieu of electing the whole number of Directors annually, the Directors shall be divided by the Board into three classes, each class to be as nearly equal in number as possible. The term of office of Directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the end of the third annual meeting after their election. At each annual meeting after such classification the number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

h) The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to approve the dissolution of the Corporation, unless not less than eighty percent (80%) of the Directors approve such dissolution, in which case approval by affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation shall be sufficient.

i) The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to amend the provisions of the Articles of Incorporation set forth in Paragraphs (c) through (h) hereinabove, unless not less than eighty percent (80%) of the Directors approve such amendment, in which case approval by affirmative vote of the holders of two-thirds (2/3) of the outstanding voting securities of the Corporation shall be sufficient.

j) A director of the Corporation shall not be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a directory (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws;
     (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

7. This application will be effective upon acceptance for filing by the Secretary of State.

                          CERTIFICATE ACCOMPANYING THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                         THE SOUTH FINANCIAL GROUP, INC.

     CHECK EITHER A OR B, WHICHEVER IS APPLICABLE; AND IF B APPLIES, COMPLETE THE ADDITIONAL INFORMATION REQUESTED:



           A. [X] The attached restated articles of incorporation do not contain any amendments to the Corporation's articles of incorporation and have been duly approved by the Corporation's board of directors as authorized by Section 33-10-107(a) of the 1976 South Carolina Code of Laws, as amended.

           B. [ ] The attached restated articles of incorporation contain one or more amendments to the Corporation's articles of incorporation. Pursuant to Section 33-10-107(d)(2) also, the following information concerning the amendment(s) is hereby submitted:

1. On _________________, the Corporation adopted the following amendments to its articles of incorporation:

          Not applicable.

2. The manner, if not set forth in the Amendment(s), in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows:

          Not applicable.

3. Complete either A or B, whichever is applicable.

          Not applicable.

          A. [ ] Amendments adopted by shareholder action. 8.
At the date of adoption of the Amendments, the number of outstanding shares of each voting group entitled to vote separately on the Amendment(s), and vote of such shares was as follows:

                      Number of       Number of       Number of Votes         Number of  Undisputed
Voting                Outstanding     Votes Entitled  Represented at                   Shares Voted
Group                 Shares          to be Cast      the Meeting             For           or         Against
-----                 ------          ----------      -----------             --------------------------------

          B. [ ] Amendments were duly adopted by the incorporators or board of directors without shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended and shareholder action was not required.

Date: March 17, 2003                        The South Financial Group, Inc.

                                    By:     /s/William S. Hummers III
                                          -------------------------------------
                                              Signature

                                          William S. Hummers III,
                                          Executive Vice President
                                          Type or Print Name and Office